Exhibit 10.34
Laureate Education, Inc.
Performance Share Units Notice
under the
Laureate Education, Inc.
Amended and Restated 2013 Long-Term Incentive Plan

Name of Grantee:

This Notice evidences the award of Performance Share Units (each, a “PSU,” and collectively, the “PSUs”) of Laureate Education, Inc., a Delaware public benefit corporation (“Laureate”), that have been granted to you pursuant to the Laureate Education, Inc. Amended and Restated 2013 Long-Term Incentive Plan, as may be amended from time to time (the “Plan”) and conditioned upon your agreement to the terms of the attached Performance Share Units Agreement (the “Agreement”). You must accept this Award in the manner specified by Laureate no later than ninety days after the Grant Date. If you fail to do so, this Award will be null and void. This Notice constitutes part of and is subject to the terms and provisions of the Agreement and the Plan, which are incorporated by reference herein. Each PSU is equivalent in value to one share of Laureate’s Common Stock and represents Laureate’s commitment to issue one share of Laureate’s Common Stock at a future date, subject to the terms of the Agreement and the Plan.
Grant Date: _________
Number of PSUs: __________
Overview: One-third of the total number of PSUs granted will be eligible to vest each Fiscal Year. With respect to the first and second Fiscal Years ([Year of Grant] and [Year of Grant +1]), vesting is based upon the achievement of targets related to the following two Performance Goals, as further described below: Adjusted EBITDA Margin and Total Enrollment. With respect to the third Fiscal Year ([Year of Grant +2]), vesting is solely time based.
In general, the portion of PSUs eligible to vest in a Fiscal Year will vest as follows, subject to the additional terms and conditions set forth in this Agreement:

	Fiscal Year
Performance Metric or Time Based	[Year of Grant]	[Year of Grant +1]	[Year of Grant +2]	On the following Vesting Date:
Adjusted EBITDA Margin	50%	50%	N/A	March 15, [Year of Grant +1]
Total Enrollment	50%	50%	N/A	March 15, [Year of Grant +2]
Time Based .	N/A	N/A	100%	March 15, [Year of Grant +3]

Vesting Schedule: All of the PSUs are nonvested and forfeitable as of the Grant Date. So long as you remain an Eligible Individual continuously from the Grant Date through the applicable Vesting Dates (set forth in the charts below), this Award shall become vested with respect to the following percentages of PSUs subject to this Award upon the applicable Vesting Date if the Administrator determines that the Company attained the applicable targets set forth below in the applicable Fiscal Year, as follows:
A.Adjusted EBITDA Margin. Fifty percent (50%) of the number of PSUs granted hereunder shall be subject to the Adjusted EBITDA Margin Performance Goal (the “Margin PSUs”). The percentage of Margin PSUs that may be earned and vested is a function of the extent to which the performance levels described in the table below are achieved in the applicable Fiscal Year. For Fiscal Year [Year of Grant +2], there are no performance levels required to be achieved for vesting, only the elapse of time.

Adjusted EBITDA Margin
In Fiscal Year:	This percentage of Margin PSUs is eligible to vest:	If the THRESHOLD performance level achieved is:	Then this percentage of eligible Margin PSUs will vest:	If the TARGET performance level achieved is:	Then this percentage of eligible Margin PSUs will vest:	On the following Vesting Date:
Year of Grant	33.33%		50%		100%	March 15, [Year of Grant +1]
Year of Grant +1	33.33%		50%		100%	March 15, [Year of Grant +2]
Year of Grant +2	33.33%	N/A	N/A	N/A	N/A	March 15, [Year of Grant +3]

B.Total Enrollment. Fifty percent (50%) of the number of PSUs granted hereunder shall be subject to the Total Enrollment Performance Goal (the “Enrollment PSUs”). The percentage of Enrollment PSUs that may be earned and vested is a function of the extent to which the performance levels described in the table below are achieved in the applicable Fiscal Year. For Fiscal Year [Year of Grant +2], there are no performance levels required to be achieved for vesting, only the elapse of time.

Total Enrollment
Fiscal Year:	This percentage of PSUs is eligible to vest:	If the THRESHOLD performance level achieved is:	Then this percentage of eligible PSUs will vest:	If the TARGET performance level achieved is:	Then this percentage of eligible PSUs will vest:	On the following Vesting Date:
Year of Grant	33.33%		50%		100%	March 15, [Year of Grant +1]
Year of Grant +1	33.33%		50%		100%	March 15, [Year of Grant +2]
Year of Grant +2	33.33%	N/A	N/A	N/A	N/A	March 15, [Year of Grant +3]

If either of the Adjusted EBITDA Margin or Total Enrollment for Fiscal Year [Year of Grant] or Fiscal Year [Year of Grant +1] is less than the Threshold performance level for such tranche, no PSUs for such tranche will vest with respect to such Fiscal Year. If the Adjusted EBITDA Margin or Total Enrollment, or both, for Fiscal Year [Year of Grant] or Fiscal Year [Year of Grant +1] equals the Threshold performance level, 50% of the eligible PSUs for such Fiscal Year relating to such performance goal shall vest. If the Adjusted EBITDA Margin or Total Enrollment, or both, for Fiscal Year [Year of Grant] or Fiscal Year [Year of Grant +1] exceed the Threshold performance level, but are less than the Target performance level, vesting of PSUs will be determined by straight line interpolation between the Threshold performance levels and the Target performance levels for the applicable Performance Goal. If the Adjusted EBITDA Margin and the Total Enrollment for Fiscal Year [Year of Grant] or Fiscal Year [Year of Grant +1] equal to or exceed the Target performance level, all PSUs for such Fiscal Year shall vest. All determinations with respect to whether and the extent to which a target has been achieved shall be made by the Administrator in its sole discretion.
2

If the Administrator determines that the Company has not attained any portion of the performance requirements for the eligible PSUs for Fiscal Year [Year of Grant] or Fiscal Year [Year of Grant +1], then the portion of the PSUs eligible to vest based on that Fiscal Year’s performance shall be forfeited immediately upon such determination and be of no further effect. The Administrator’s determination will be final and binding on you and all other interested parties.
For Fiscal Year [Year of Grant +2], there are no Adjusted EBITDA Margin or Total Enrollment performance levels required to be achieved for vesting of PSUs for those tranches. So long as you remain an Eligible Individual continuously from the Grant Date through March 15, [Year of Grant +3], the PSUs allocated to Fiscal Year [Year of Grant +2] shall vest.
Vesting is rounded down to the nearest whole PSU on the interim Vesting Dates and rounded up on the final Vesting Date. Unless earlier forfeited in accordance with the Notice and Agreement, all unvested PSUs will be forfeited as of March 15, [Year of Grant +3].
For illustrative purposes only, see attached Exhibit A for examples of PSU vesting.
Qualifying Termination: If you cease to be an Eligible Individual coincident with or within eighteen (18) months after a Change in Control as a result of an involuntary termination without Cause by your employer (a “Qualifying Termination”), to the extent not already vested or previously forfeited, that portion of your PSUs that would otherwise have become vested and nonforfeitable had the Company achieved the annual Performance Goals in the Fiscal Years ending before, coincident with or immediately subsequent to the effective time of your Qualifying Termination will become vested and nonforfeitable immediately prior to the effective date of your Qualifying Termination and the balance of the unvested portion of the PSUs shall terminate without becoming vested on the date of your Qualifying Termination.
Termination by Death or Disability: In the event you cease to be an Eligible Individual by reason of death or Disability, any portion of the PSUs which would have been eligible, but for the termination of eligibility, to vest if the annual Performance Goals for the calendar year during which the termination of eligibility occurred is achieved will remain outstanding until the Administrator determines whether the applicable annual Performance Goals have been achieved and will become vested and nonforfeitable if and when the Administrator determines that the applicable annual Performance Goals have been achieved and will be forfeited without becoming vested on the date the Administrator determines that the applicable annual Performance Goals have not been achieved, and the balance of the unvested portion of the PSUs shall terminate without becoming vested on your service termination date.
Other Termination: In the event you cease to be an Eligible Individual after the close of a Fiscal Year but before the Administrator has determined whether the annual Performance Goals for such Fiscal Year has been achieved, and such cessation of service is not the result of your death, Disability or a Qualifying Termination, any portion of the PSUs which would have been eligible, but for the termination of eligibility, to vest if the annual Performance Goals for such Fiscal Year is achieved will remain outstanding until the Administrator determines whether the applicable annual Performance Goals have been achieved and will become vested and nonforfeitable if and when the Administrator determines that the applicable annual Performance Goals have been achieved and will be forfeited without becoming vested on the date the Administrator determines that the applicable annual Performance Goals have not been achieved, and the balance of the unvested portion of the PSUs shall terminate without becoming vested on your service termination date.

Laureate Education, Inc.
I acknowledge that I have carefully read the Agreement, the Plan, and Plan prospectus. I agree to be bound by all of the provisions set forth in the Agreement and Plan. I also consent to electronic delivery of all notices or other information with respect to the PSUs or the Company.

Signature of Grantee	Date
3

Laureate Education, Inc.
Performance Share Units Agreement
under the
Laureate Education, Inc.
Amended and Restated 2013 Long-Term Incentive Plan
1.    Terminology. Unless otherwise provided in this Agreement or the Notice, capitalized terms used herein are defined in the Glossary at the end of this Agreement or in the Plan.
2.    Vesting. All of the PSUs are nonvested and forfeitable as of the Grant Date. So long as you remain an Eligible Individual continuously from the Grant Date through the applicable date upon which vesting is scheduled to occur, the PSUs will become vested and nonforfeitable in accordance with the vesting provisions set forth in the Notice. Unless otherwise provided in the Notice, none of the PSUs will become vested and nonforfeitable after you cease to be an Eligible Individual.
3.    Termination of Employment or Service. Unless otherwise provided in the Notice, if you cease to be an Eligible Individual for any reason, all PSUs that are not then vested and nonforfeitable will be forfeited to the Company immediately and automatically upon such cessation without payment of any consideration therefor and you will have no further right, title or interest in or to such PSUs or the underlying shares of Common Stock.
4.    Restrictions on Transfer. Neither this Agreement nor any of the PSUs may be assigned, transferred, pledged, hypothecated or disposed of in any way, whether by operation of law or otherwise, and the PSUs shall not be subject to execution, attachment or similar process. All rights with respect to this Agreement and the PSUs shall be exercisable during your lifetime only by you or your guardian or legal representative. Notwithstanding the foregoing, the PSUs may be transferred upon your death by last will and testament or under the laws of descent and distribution.
5.    Settlement of PSUs.
(a)    Manner of Settlement. You are not required to make any monetary payment (other than applicable tax withholding, if required) as a condition to settlement of the PSUs. Laureate will issue to you, in settlement of your PSUs and subject to the provisions of Section 6 below, the number of whole shares of Common Stock that equals the number of whole PSUs that become vested, and such vested PSUs will terminate and cease to be outstanding upon such issuance of the shares. Upon issuance of such shares, Laureate will determine the form of delivery (e.g., a stock certificate or electronic entry evidencing such shares) and may deliver such shares on your behalf electronically to Laureate’s designated stock plan administrator or such other broker-dealer as Laureate may choose at its sole discretion, within reason.
(b)    Timing of Settlement. Your PSUs will be settled by Laureate, via the issuance of Common Stock as described herein, on or within thirty (30) days after the date that the PSUs become vested and nonforfeitable. However, if a scheduled issuance date falls on a Saturday, Sunday or federal holiday, such issuance date shall instead fall on the next following day that the principal executive offices of the Company are open for business. Notwithstanding the foregoing, in the event that (i) you are subject to Laureate’s policy permitting officers and directors to sell shares only during certain “window periods”, in effect from time to time or you are otherwise prohibited from selling shares of Laureate’s Common Stock in the public market and any shares covered by your PSUs are scheduled to be issued on a day (the “Original Distribution Date”) that does not occur during an open “window period” applicable to you, as determined by Laureate in accordance with such policy, or does not occur on a date when you are otherwise permitted to sell shares of Laureate’s Common Stock in the open market, and (ii) the Company elects not to satisfy its tax withholding obligations by withholding shares from your distribution, then such shares shall not be issued and delivered on such Original Distribution Date and shall instead be issued and delivered on the first business day of the next occurring open “window period” applicable to you pursuant to such policy (regardless of whether you are still providing continuous services at such time) or the next business day when you are not prohibited from selling shares of Laureate’s Common Stock in the open market, but in no event later than the fifteenth day of the third calendar month of the calendar year following the calendar year in which the Original Distribution Date occurs. In all cases, the issuance and delivery of shares under this Agreement is intended to comply with Treasury Regulation 1.409A-1(b)(4) and shall be construed and administered in such a manner.
6.    Tax Withholding. On or before the time you receive a distribution of the shares subject to your PSUs, or at any time thereafter as requested by the Company, you hereby authorize any required withholding from the Common Stock issuable to you and/or otherwise agree to make adequate provision in cash for any sums required to satisfy the federal, state, local and foreign tax withholding obligations of the Company which arise in connection with your PSUs (the “Withholding Taxes”). Additionally, the Company may, in its sole discretion, satisfy all or any portion of the Withholding Taxes obligation relating to your PSUs by any of the following means or by a combination of such means: (i) withholding from any compensation otherwise payable to you by the Company; (ii) causing you to tender a cash payment; (iii) permitting you to enter into a “same day sale” commitment with a broker-dealer that is a member of the Financial Industry Regulatory Authority (a “FINRA Dealer”) whereby you irrevocably elect to sell a portion of the shares to be delivered under the Agreement to satisfy the Withholding Taxes and whereby the FINRA Dealer irrevocably commits to forward the proceeds necessary to satisfy the Withholding Taxes directly to the Company; or (iv) withholding shares of Common Stock from the shares of Common Stock issued or otherwise issuable to you in connection with the PSUs with a Fair Market Value (measured as of the date shares of Common Stock are issued to you pursuant to Section 5) equal to the amount of such Withholding Taxes; provided, however, that the number of such shares of Common Stock so withheld shall not exceed, by more than the Fair Market Value of one share of Common Stock, the amount necessary to satisfy the Company’s required tax withholding obligations using the minimum statutory withholding rates for federal, state, local and foreign tax purposes, including payroll taxes, that are applicable to supplemental taxable income (except as otherwise permitted by the Administrator and would not create an adverse accounting consequence or cost). Unless the tax withholding obligations of the Company are satisfied, Laureate shall have no obligation to deliver to you any Common Stock. In the event Laureate’s obligation to withhold arises prior to the delivery to you of Common Stock or it is determined after the delivery of Common Stock to you that the amount of the Company’s withholding obligation was greater than the amount withheld by the Company, you agree to indemnify and hold the Company harmless from any failure by the Company to withhold the proper amount.
7.    Confidential Information; Covenant Not to Solicit.
(a)    In consideration of this Award, unless otherwise provided in any employment or severance agreement entered into by and between the Company and you (in which case the corresponding provisions therein shall control), you hereby agree effective as of the date of your commencement of employment with the Company, without the Company’s prior written consent, you will not, directly or indirectly:
    (i) at any time during or after your employment with the Company, disclose or use any Confidential Information pertaining to the business of the Company or Affiliates, except when required to perform your duties to the Company, by law or judicial process; and
    (ii) at any time during your employment with the Company and for a period of twelve (12) months thereafter, directly or indirectly (A) solicit customers or clients of the Company or Affiliates to terminate their relationship with the Company or Affiliates or otherwise solicit such customers or clients to compete with any business of the Company or Affiliates or (B) solicit or offer employment to any person who is, or has been at any time during the twelve (12) months immediately preceding the termination of your employment employed by the Company or Affiliates.
    If you are bound by any other agreement with the Company regarding the use or disclosure of Confidential Information, the provisions of this Section shall be read in such a way as to further restrict and not to permit any more extensive use or disclosure of Confidential Information.
    (b) Notwithstanding clause (a) above, if at any time a court holds that the restrictions stated in such clause (a) are unreasonable or otherwise unenforceable under circumstances then existing, the parties hereto agree that the maximum period or scope determined to be reasonable under such circumstances by such court will be substituted for the stated period or scope. Because your services are unique and because you have had access to Confidential Information, you agree that money damages will be an inadequate remedy for any breach of this Section. In the event of a breach or threatened breach of this Section, the Company or its successors or assigns may, in addition to other rights and remedies existing in their favor, apply to any court of competent jurisdiction for specific performance and/or injunctive relief in order to enforce, or prevent any violations of, the provisions hereof (without the posting of a bond or other security).
    (c) In the event that you breach any of the provisions of this Section, in addition to all other remedies that may be available to the Company, all vested and unvested PSUs shall be cancelled for no consideration and you must account for and pay over to the Company all compensation, profits, monies, or other benefits derived or received by you under this Agreement, including any portion of the PSUs that have been settled or proceeds thereon realized by you and all amounts paid to you upon the sale of shares of Common Stock you received under this Agreement.
8.    Adjustments for Corporate Transactions and Other Events.

(a)    Stock Dividend, Stock Split and Reverse Stock Split. Upon a stock dividend of, or stock split or reverse stock split affecting, the Common Stock, the number of outstanding PSUs shall, without further action of the Administrator, be adjusted to reflect such event; provided, however, that any fractional PSUs resulting from any such adjustment shall be eliminated. Adjustments under this paragraph will be made by the Administrator, whose determination as to what adjustments, if any, will be made and the extent thereof will be final, binding and conclusive.
(b)    Merger, Consolidation and Other Events. If Laureate shall be the surviving or resulting corporation in any merger or consolidation and the Common Stock shall be converted into other securities, the PSUs shall pertain to and apply to the securities to which a holder of the number of shares of Common Stock subject to the PSUs would have been entitled. If the stockholders of Laureate receive by reason of any distribution in total or partial liquidation or pursuant to any merger of Laureate or acquisition of its assets, securities of another entity or other property (including cash), then the rights of the Company under this Agreement shall inure to the benefit of Laureate’s successor, and this Agreement shall apply to the securities or other property (including cash) to which a holder of the number of shares of Common Stock subject to the PSUs would have been entitled, in the same manner and to the same extent as the PSUs.
9.    Non-Guarantee of Employment or Service Relationship. Nothing in the Plan or this Agreement shall alter your at-will or other employment status or other service relationship with the Company, nor be construed as a contract of employment or service relationship between the Company and you, or as a contractual right of you to continue in the employ of, or in a service relationship with, the Company for any period of time, or as a limitation of the right of the Company to discharge you at any time with or without cause or notice and whether or not such discharge results in the forfeiture of any nonvested and forfeitable PSUs or any other adverse effect on your interests under the Plan.
10.    Rights as Stockholder. You shall not have any of the rights of a stockholder with respect to any shares of Common Stock that may be issued in settlement of the PSUs until such shares of Common Stock have been issued to you. No adjustment shall be made for dividends, distributions, or other rights for which the record date is prior to the date such shares are issued, except as provided in Section 10 of the Plan.
11.    The Company’s Rights. The existence of the PSUs shall not affect in any way the right or power of Laureate or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations, or other changes in the Company's capital structure or its business, or any merger or consolidation of the Company, or any issue of bonds, debentures, preferred or other stocks with preference ahead of or convertible into, or otherwise affecting the Common Stock or the rights thereof, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of the Company's assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.
12.    Restrictions on Issuance of Shares. The issuance of shares of Common Stock upon settlement of the PSUs shall be subject to and in compliance with all applicable requirements of federal, state, or foreign law with respect to such securities. No shares of Common Stock may be issued hereunder if the issuance of such shares would constitute a violation of any applicable federal, state, or foreign securities laws or other law or regulations or the requirements of any stock exchange or market system upon which the Common Stock may then be listed. The inability of Laureate to obtain from any regulatory body having jurisdiction the authority, if any, deemed by Laureate’s legal counsel to be necessary to the lawful issuance of any shares subject to the PSUs shall relieve Laureate of any liability in respect of the failure to issue such shares as to which such requisite authority shall not have been obtained. As a condition to the settlement of the PSUs, Laureate may require you to satisfy any qualifications that may be necessary or appropriate, to evidence compliance with any applicable law or regulation, and to make any representation or warranty with respect thereto as may be requested by the Company.
13.    Notices. All notices and other communications made or given pursuant to this Agreement shall be given in writing and shall be deemed effectively given upon receipt or, in the case of notices delivered by Laureate to you, five (5) days after deposit in the United States mail, postage prepaid, addressed to you at the last address you provided to Laureate, or in the case of notices delivered to Laureate by you, addressed to the Administrator, care of Laureate for the attention of its Secretary at its principal executive office or, in either case, if the receiving party consents in advance, transmitted and received via telecopy or via such other electronic transmission mechanism as may be available to the parties. Notwithstanding the foregoing, Laureate may, in its sole discretion, decide to deliver any documents related to participation in the Plan and this award of PSUs by electronic means or to request your consent to participate in the Plan or accept this award of PSUs by electronic means. You hereby consent to receive such documents by electronic delivery and, if requested, to agree to participate in the

Plan through an on-line or electronic system established and maintained by Laureate or another third party designated by Laureate.
14.    Entire Agreement. This Agreement, together with the relevant Notice and the Plan, contain the entire agreement between the parties with respect to the PSUs granted hereunder. Any oral or written agreements, representations, warranties, written inducements, or other communications made prior to the execution of this Agreement with respect to the PSUs granted hereunder shall be void and ineffective for all purposes.
15.    Amendment. This Agreement may be amended from time to time by the Administrator in its discretion; provided, however, that this Agreement may not be modified in a manner that would have a materially adverse effect on the PSUs as determined in the discretion of the Administrator, except as provided in the Plan or in a written document signed by each of the parties hereto.
16.    Section 409A. This Agreement and the PSUs granted hereunder are intended to fit within the “short-term deferral” exemption from Section 409A of the Code as set forth in Treasury Regulation Section 1.409A-1(b)(4). In administering this Agreement, Laureate shall interpret this Agreement in a manner consistent with such exemption. Notwithstanding the foregoing, if it is determined that the PSUs fail to satisfy the requirements of the short-term deferral rule and are otherwise deferred compensation subject to Section 409A, and if you are a “Specified Employee” (within the meaning set forth Section 409A(a)(2)(B)(i) of the Code) as of the date of your separation from service (within the meaning of Treasury Regulation Section 1.409A-1(h)), then the issuance of any shares that would otherwise be made upon the date of the separation from service or within the first six (6) months thereafter will not be made on the originally scheduled date(s) and will instead be issued in a lump sum on the date that is six (6) months and one day after the date of the separation from service, but if and only if such delay in the issuance of the shares is necessary to avoid the imposition of additional taxation on you in respect of the shares under Section 409A of the Code. Each installment of shares that vests is intended to constitute a “separate payment” for purposes of Section 409A of the Code and Treasury Regulation Section 1.409A-2(b)(2).
17.    No Obligation to Minimize Taxes. The Company has no duty or obligation to minimize the tax consequences to you of this award of PSUs and shall not be liable to you for any adverse tax consequences to you arising in connection with this award. You are hereby advised to consult with your own personal tax, financial and/or legal advisors regarding the tax consequences of this award and by signing the Notice, you have agreed that you have done so or knowingly and voluntarily declined to do so.
18.    Conformity with Plan. This Agreement is intended to conform in all respects with, and is subject to all applicable provisions of, the Plan. Inconsistencies between this Agreement and the Plan shall be resolved in accordance with the terms of the Plan. In the event of any ambiguity in this Agreement or any matters as to which this Agreement is silent, the Plan shall govern. A copy of the Plan is available upon request to the Administrator.
19.    No Funding. This Agreement constitutes an unfunded and unsecured promise by Laureate to issue shares of Common Stock in the future in accordance with its terms. You have the status of a general unsecured creditor of Laureate as a result of receiving the grant of PSUs.
20.    Effect on Other Employee Benefit Plans. The value of the PSUs subject to this Agreement shall not be included as compensation, earnings, salaries, or other similar terms used when calculating your benefits under any employee benefit plan sponsored by the Company, except as such plan otherwise expressly provides. The Company expressly reserves its rights to amend, modify, or terminate any of the Company’s employee benefit plans.
21.    Governing Law. The validity, construction and effect of this Agreement, and of any determinations or decisions made by the Administrator relating to this Agreement, and the rights of any and all persons having or claiming to have any interest under this Agreement, shall be determined exclusively in accordance with the laws of the State of Maryland, without regard to its provisions concerning the applicability of laws of other jurisdictions. As a condition of this Agreement, you agree that you will not bring any action arising under, as a result of, pursuant to or relating to, this Agreement in any court other than a federal or state court in the districts which include Baltimore, Maryland, and you hereby agree and submit to the personal jurisdiction of any federal court located in the district which includes Baltimore, Maryland or any state court in the district which includes Baltimore, Maryland. You further agree that you will not deny or attempt to defeat such personal jurisdiction or object to venue by motion or other request for leave from any such court.

22.    Resolution of Disputes. Any dispute or disagreement which shall arise under, or as a result of, or pursuant to or relating to, this Agreement shall be determined by the Administrator in good faith in its absolute and uncontrolled discretion, and any such determination or any other determination by the Administrator under or pursuant to this Agreement and any interpretation by the Administrator of the terms of this Agreement, will be final, binding and conclusive on all persons affected thereby. You agree that before you may bring any legal action arising under, as a result of, pursuant to or relating to, this Agreement you will first exhaust your administrative remedies before the Administrator. You further agree that in the event that the Administrator does not resolve any dispute or disagreement arising under, as a result of, pursuant to or relating to, this Agreement to your satisfaction, no legal action may be commenced or maintained relating to this Agreement more than twenty-four (24) months after the Administrator’s decision.
23.    Headings. The headings in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.
24.    Electronic Delivery of Documents. By your signing the Notice, you (i) consent to the electronic delivery of this Agreement, all information with respect to the Plan and the PSUs, and any reports of Laureate provided generally to Laureate’s stockholders; (ii) acknowledge that you may receive from Laureate a paper copy of any documents delivered electronically at no cost to you by contacting Laureate by telephone or in writing; (iii) further acknowledge that you may revoke your consent to the electronic delivery of documents at any time by notifying Laureate of such revoked consent by telephone, postal service or electronic mail; and (iv) further acknowledge that you understand that you are not required to consent to electronic delivery of documents.
25.    No Future Entitlement. By your signing the Notice, you acknowledge and agree that: (i) the grant of a PSU award is a one-time benefit which does not create any contractual or other right to receive future grants of PSUs, or compensation in lieu of PSUs, even if PSUs have been granted repeatedly in the past; (ii) all determinations with respect to any such future grants and the terms thereof will be at the sole discretion of the Administrator; (iii) the value of the PSUs is an extraordinary item of compensation which is outside the scope of your employment contract, if any; (iv) the value of the PSUs is not part of normal or expected compensation or salary for any purpose, including, but not limited to, calculating any termination, severance, resignation, redundancy, end of service payments or similar payments, or bonuses, long-service awards, pension or retirement benefits; (v) the vesting of the PSUs ceases when you cease to be an Eligible Individual, or other cessation of eligibility for any reason, except as may otherwise be explicitly provided in this Agreement; (vi) the Company does not guarantee any future value of the PSUs; and (vii) no claim or entitlement to compensation or damages arises if the PSUs decrease or do not increase in value and you irrevocably release the Company from any such claim that does arise.
26.    Personal Data.
    You voluntarily consent to the collection, use and transfer, in electronic or other form, of your personal data as described in this Agreement and any other Plan materials (“Data”) by and among, as applicable, the Company and any Affiliate for the exclusive purpose of implementing, administering, and managing your participation in the Plan.
    You understand that the Company and any Affiliate may hold certain personal information about you, including, but not limited to, your name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any Shares or directorships held in the Company, details of all equity awards or any other entitlement to stock awarded, canceled, exercised, vested, unvested or outstanding in your favor, for the exclusive purpose of implementing, administering, and managing the Plan.
    You understand that Data will be transferred to one or more a stock plan service provider(s) selected by the Company, which may assist the Company with the implementation, administration, and management of the Plan.  You understand that the recipients of the Data may be located in the United States or elsewhere, and that the recipient’s country (e.g., the United States) may have different, including less stringent, data privacy laws and protections than your country.  You understand that if you reside outside the United States, you may request a list with the names and addresses of any potential recipients of the Data by contacting a local human resources representative.  You authorize the Company and any other possible recipients that may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purposes of implementing, administering and managing participation in the Plan.

    You understand that Data will be held only as long as is necessary to implement, administer and manage participation in the Plan.  You understand that if you reside in certain jurisdictions outside the United States, to the extent required by applicable laws, you may, at any time, request access to Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents given by accepting the PSUs, in any case without cost, by contacting in writing a local human resources representative.  Further, you understand that you are providing these consents on a purely voluntary basis.  If you do not consent or if you later seek to revoke consent, your engagement as a service provider with the Company or an Affiliate will not be adversely affected; the only consequence of refusing or withdrawing consent is that the Company will not be able to grant you PSUs under the Plan or administer or maintain the PSUs.  Therefore, you understand that refusing or withdrawing your consent may affect your ability to participate in the Plan (including the right to retain the PSUs).  You understand that you may contact a local human resources representative for more information on the consequences of refusal to consent or withdrawal of consent.

{Glossary begins on next page}

GLOSSARY

(a)“Adjusted EBITDA” means for any Fiscal Year the income (loss) from continuing operations, before equity in net (income) loss of affiliates, net of tax, income tax expense (benefit), (gain) loss on sale or disposal of subsidiaries, net, foreign currency exchange (gain) loss, net, other (income) expense, net, loss (gain) on derivatives, loss on debt extinguishment, interest expense and interest income, plus depreciation and amortization, share-based compensation expense, loss on impairment of assets and expenses related to implementation of our Excellence-in-Process (EiP) initiative.
(b)“Adjusted EBITDA Margin” for any fiscal year will mean Adjusted EBITDA divided by Revenue.
(c)“Agreement” means this document, as amended from time to time, together with the Plan which is incorporated herein by reference.
(d)"Code” means the Internal Revenue Code of 1986, as amended, and the Treasury regulations and other guidance promulgated thereunder.
(e)“Common Stock” means the Class A common stock, US$.004 par value per share, of Laureate Education, Inc.
(f)“Company” means Laureate and its Subsidiaries.
(g)“Confidential Information” means all non-public information concerning trade secret, know how, software, developments, inventions, processes, technology, designs, the financial data, strategic business plans or any proprietary or confidential information, documents or materials in any form or media.
(h)“Disability” means “Disability” as such term may be defined in any employment agreement in effect at the time of termination of employment between you and Laureate or any of its Subsidiaries, or, if there is no such employment agreement or such term is not defined therein, “Disability” shall mean a total and permanent disability as defined in the long-term disability plan of Laureate or the Subsidiary, as applicable, with which you are employed on the date as of which the existence of a Disability is to be determined.
(i)“Eligible Individual” shall mean an officer or employee of, and other individual, including a non-employee director, who is a natural person providing bona fide services to or for, Laureate or any of its Subsidiaries, provided that such services are not in connection with the offer or sale of securities in a capital-raising transaction and do not directly or indirectly promote or maintain a market for Laureate’s securities.
(j)“Fiscal Year” means the twelve-month period ending December 31 of any given calendar year.
(k)“Grant Date” means the effective date of a grant of PSUs made to you as set forth in the Notice.
(l)“Notice” means the statement, letter or other written notification provided to you by the Company setting forth the terms of a grant of PSUs made to you.
(m)“Revenue” for any Fiscal Year will mean the Company’s Revenue results from continuing operations for such Fiscal Year.
(n)“Total Enrollment” for any Fiscal Year will mean the Company’s continuing student enrollments, new student enrollments and enrollments from acquisitions, offset by graduations, attrition and enrollment decreases due to dispositions.
(o)“You” or “Your” means the recipient of the PSUs as reflected on the applicable Notice. Whenever the word “you” or “your” is used in any provision of this Agreement under circumstances where the provision should logically be construed, as determined by the Administrator, to apply to the estate, personal representative, or beneficiary to whom the PSUs may be transferred by will or by the laws of descent and distribution, the words “you” and “your” shall be deemed to include such person.
{End of Agreement}

Exhibit A

EXAMPLE OF VESTING OF PSUS BASED ON ACHIEVEMENT OF PERFORMANCE GOALS (for illustrative purposes only): Assume the Grantee is granted 3,000 PSUs in total. For the [Year of Grant] Fiscal Year, 1,000 PSUs are eligible to vest, 500 of which shall be based on achievement of the Adjusted EBITDA Margin performance goal and 500 of which shall be based on achievement of the Total Enrollment performance goal.
•If the Company's Adjusted EBITDA Margin and Total Enrollment for the [Year of Grant] Fiscal Year both are less than the Threshold performance level, none of the 1,000 PSUs eligible to vest will vest and all 1,000 PSUs eligible to vest in Fiscal Year [Year of Grant] will be forfeited.
•If the Company's Adjusted EBITDA Margin for the [Year of Grant] Fiscal Year is at the mid-point between the Threshold and Target performance levels but the Company's Total Enrollment is less than the Threshold performance level, 375 of the 1,000 PSUs eligible to vest will vest and the remaining 625 PSUs eligible to vest in Fiscal Year [Year of Grant] will be forfeited.
•If the Company's Adjusted EBITDA Margin for the [Year of Grant] Fiscal Year equals or exceeds the Target performance level and the Company's Total Enrollment for the [Year of Grant] Fiscal Year is at the mid-point between the Threshold and Target performance levels, 875 of the 1,000 PSUs eligible to vest will vest and the remaining 125 PSUs eligible to vest in Fiscal Year [Year of Grant] will be forfeited.
•If the Company's Adjusted EBITDA Margin and Total Enrollment for the [Year of Grant] Fiscal Year both equal or exceeds the Target performance levels, all of the 1,000 PSUs eligible to vest will vest and none of the PSUs eligible to vest in Fiscal Year [Year of Grant] will be forfeited.

2